EXHIBIT 4

BP DEFERRED COMPENSATION PLAN II

(Effective for elections to defer compensation with respect to services performed after December 31, 2004)

1.	PURPOSE

The purpose of the BP Deferred Compensation Plan II (the “Plan”) is to provide eligible employees of BP Corporation North America Inc. (the “Company”) and certain of its Affiliates an opportunity to defer receipt of Compensation. The Company is a wholly owned, indirect subsidiary of BP p.l.c. (“BP”).

2.	DEFINITIONS

(a)

“Administrator” means the person serving as administrator of the Savings Plan, or if there is no person serving in such capacity, the highest ranking officer of the Company. The Administrator is a “Designated Officer” as such term is defined in the Savings Plan and may delegate his duties hereunder.

(b)

“Affiliate” means any entity that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with the Company (or with another corporation in the BP Group as applicable); provided, however, that the Administrator may designate an entity that would not otherwise be considered an Affiliate as an Affiliate. A deemed Affiliate will not be considered a Participating Employer unless expressly designated as a Participating Employer by the Administrator.

(c)	“Base Salary” means the base salary of an eligible employee (as defined in Section 3), as adjusted from time to time.

(d)

“Beneficiary” means the beneficiary or beneficiaries designated from time to time by the Participant to receive his Participant Account in the event of his death prior to distribution. A Participant may designate, or change the designation of, a Beneficiary under the Plan by making the designation in the form and manner and at the time determined by the Administrator. No such designation will be effective until and unless it is timely received by the Administrator. Unless otherwise designated on the Participant’s beneficiary designation form, if the Participant designated more than one Beneficiary and if a Beneficiary predeceases the Participant, then all amounts which would have been paid to such deceased Beneficiary on the Participant’s death will be paid in equal amounts to any remaining Beneficiaries in that class of Beneficiaries. If the Participant dies without having filed a valid Beneficiary designation, his Beneficiary will be his surviving spouse, or if none, his estate.

(e)	“Board of Directors” means the Board of Directors of BP Corporation North America Inc.

(f)	“BP” means BP p.l.c.

(g)	“BP Group” means BP and its Affiliates.

(h)	“Class Year” means, with respect to the Plan, the calendar year during which Incentive Compensation is awarded or Base Salary is deferred.

(i)	“Company” means BP Corporation North America Inc. The Company is the plan sponsor.

(j)	“Compensation” means:

(1)	Base Salary and Incentive Compensation; and
(2)	any other compensation approved by the Administrator.

(k)

“Control” means an entity’s direct or indirect ownership of more than 50% of the equity of a corporation, or more than 50% of the ownership interests in a non-corporate entity, or the ability through share ownership or otherwise to elect a majority of the board of directors of a corporation.

(l)	“Incentive Compensation” of an eligible employee (as defined in Section 3) means:

(1)	an award granted under an eligible incentive compensation

plan; or

(2)	a comparable arrangement, as determined by the Administrator.

(m)

“Investment Option” means the hypothetical equivalent of each investment option under the Savings Plan to the extent applicable, unless otherwise restricted by applicable law. To the extent appropriate for the hypothetical Investment Options available under this Plan (determined in the sole discretion of the Administrator), the Administrator will apply the same values, rules, and procedures used in the Savings Plan in determining hypothetical gains and losses for Investment Options under this Plan. Transactions and hypothetical investments under this Plan will be processed using the same time frames as apply in the Savings Plan. The Administrator will apply any transitional rules approved in the Savings Plan to this Plan where investment options are frozen, added or dropped, or where daily values are not available.

(n)

“Participant” means an eligible employee (as provided in Section 3) who has elected, under the terms and conditions of the Plan, to defer receipt of all or a portion of his Compensation. An individual will cease being a Participant as of the date his entire Participant Account has been distributed.

(o)

“Participant Account” means an unfunded account maintained on behalf of a Participant by the Administrator to reflect all Compensation deferred by the Participant under this Plan and any hypothetical gains or losses relating to such deferrals.

(p)

“Participating Employer” means the Company and any of its Affiliates which have been determined in writing by the Administrator to be a Participating Employer. In order to be a Participating Employer, an Affiliate must use the same payroll system as the Company, except to the extent otherwise provided by the Administrator.

(q)	“Savings Plan” means the BP Employee Savings Plan, as amended, and any successor plan.

(r)	“Service Period” means:

(1)	for purposes of deferring an award under an eligible incentive plan, the last business day of the calendar year in which the award is earned; or
(2)	other periods, as determined by the Administrator.

(s)	“Termination” means an employee’s termination of employment from the BP Group for any reason other than death.

(t)	“Timely Election” means:

(1)

for purposes of deferring an award under an eligible incentive plan, an election made during the annual election period as determined by the Administrator; provided, however, that the deferral will not be considered as timely if the deferral election is made in the same calendar year the award is earned or payable (unless otherwise permitted for newly eligible employees under applicable law);

(2)

for purposes of deferring Base Salary on initial eligibility, an election made during the initial 30 day period following the date of initial eligibility; provided, however, that this enrollment period on initial eligibility will end when a newly eligible employee makes a base salary deferral election within this 30 day period and further provided that no such election will be considered timely if made after the last business day in October, except to the extent expressly authorized by the Administrator;

(3)	for purposes of deferring Base Salary after initial eligibility, an election made by the last business day of the calendar year for salary deferral commencing during the following calendar year; or

(4)	other elections, as determined by the Administrator.

The Administrator reserves the right to shorten, accelerate, or otherwise modify the period for making a Timely Election if deemed necessary for legal or administrative reasons.

3.	ELIGIBILITY

The following classes of employees are eligible to participate in the Plan:

(a)

An employee of a Participating Employer on a U.S. payroll who participates in a U.S. qualified pension plan sponsored by the Company who is in grade F or higher (or an equivalent grade if the grade system is changed or different terminology is used); or

(b)	Any other employee of the BP Group as determined in writing by the Administrator.

Notwithstanding the foregoing, eligibility will be determined at the time the election is solicited, at the sole discretion of the Administrator.

4.	TERMS OF DEFERRAL ELECTIONS

(a)	An eligible employee must make a Timely Election if he wishes to defer receipt of Compensation.

(b)	An eligible employee may elect to defer:

(1)	all or a portion of Incentive Compensation (in 1 percent increments); and

(2)	up to 50 percent of Base Salary in increments of 1 percent as determined for each payroll period during the period of deferral.

The Administrator reserves the right to unilaterally reduce a Participant’s deferral election in order to satisfy other required payroll deductions, or otherwise.

(c)

A Timely Election to defer Compensation will be considered to be received if it is made in accordance with procedures established by the Administrator. Notwithstanding anything contained herein to the contrary, an election to defer base salary made in accordance with Section 2(t)(2) by a newly eligible employee will be irrevocable once made. Otherwise, elections to defer become irrevocable at the end of the applicable election period for Timely Elections.

(d)

Notwithstanding the foregoing, no election to defer Incentive Compensation will be effective unless the eligible employee remains employed by the BP Group through the last business day of the Service Period during which the Incentive Compensation was earned.

(e)

Deferrals of Base Salary are effective through December 31 annually. An election to defer Base Salary will end on the earlier of the Participant’s Termination or transfer to an Affiliate that is not a Participating Employer.

(f)

Deferred Compensation will be adjusted for hypothetical earnings, gains or losses based on hypothetical investment in accordance with the Participant’s Investment Option elections on file with the Administrator. In the event that either no Investment Option has been elected as an investment election, or that an elected Investment Option is no longer available, the default Investment Option will be the Investment Option equivalent to the default investment option in the Savings Plan for employee contributions at that time.

(g)

At the time of the deferral election, the eligible employee must elect to have deferral distributions commence either: (1) in a specific year -- even if the Participant is then employed by the BP Group (“In-Service Deferral”), or (2) a specified number of months (up to 180) after Termination (“Post-Service Deferral”).

(h)

An eligible employee must elect to treat Incentive Compensation deferred for a Class Year as either an In-Service Deferral or a Post-Service Deferral. The eligible employee will have a separate election to treat Base Salary deferred for the same Class Year as either an In-Service Deferral or a Post-Service Deferral. The eligible employee may, however, make a different In-Service Deferral or may make a Post-Service Deferral election with respect to Base Salary deferred for the same Class Year. Incentive Compensation or Base Salary deferred for a particular Class Year may not be allocated between In-Service Deferrals and Post-Service Deferrals.

(i)

An election to make an In-Service Deferral, including the distribution schedule elected, becomes irrevocable at the end of the election period for Timely Elections, notwithstanding Termination before commencement of scheduled distributions.

(j)	An election to make a Post-Service Deferral, including the distribution schedule elected, becomes irrevocable at the end of the election period for Timely Elections.

(k)	Payout of deferred Compensation may be as follows:

(1)

In an In-Service Deferral:  (A) in a lump sum, or (B) in up to 5 consecutive annual installments. Notwithstanding the foregoing, if 180 months following the earlier of the Participant’s Termination or death, the Participant’s In-Service Deferral has not been fully paid out, any remaining balance will be paid out in a lump sum.

(2)

In a Post-Service Deferral:  (A) in a lump sum, or (B) in up to 15 annual, 60 quarterly, or 180 monthly installments, provided that all payments must be completed 180 months following Termination. Notwithstanding the foregoing, a distribution scheduled to commence with respect to a Participant whose rights to receive the distribution are restricted under applicable law will be delayed until such distribution is permissible under applicable law.

No deferral may be elected without the timely election of a permissible distribution schedule. If an eligible employee attempts to elect a deferral without making an election of a permissible distribution schedule, the deferral election will be invalid; however, if the eligible employee has previously elected a Post-Service Deferral, the distribution election on file with respect to the most recent Post-Service Deferral election will be deemed to apply absent an affirmative election of a permissible distribution schedule during the election period.

(l)	Notwithstanding Subsection (k) above:

(1)	In the event of a Participant’s death:

(A)	The Participant’s Beneficiary will be deemed to be the Participant for purposes of determining when the Participant Account will be distributed.

(B)	With regard to a Participant who dies during employment with the BP Group:

(i) the Participant’s death will be deemed to be his Termination for purposes of triggering any Post-Service Deferral election on file; and

(ii) any In-Service Deferral election on file will continue to apply to determine the distribution schedule of any non-estate beneficiary.

(C)

Notwithstanding anything contained herein to the contrary, any distribution payable to the Participant’s estate as Beneficiary will be made in a lump sum as soon as practicable following the Participant’s death.

(D)

To the extent that a Beneficiary has a right to maintain the Participant Account, the Beneficiary will be deemed to be the Participant for purposes of making exchanges among Investment Options. If a Beneficiary dies while maintaining the Participant Account, the account balance owed to the Beneficiary will be paid in a lump sum as soon as practicable to the Beneficiary’s estate.

(E)	No benefits may be disclaimed under the Plan for purposes of having any payment directed to another person or entity as a beneficiary or otherwise.

(2)

To the extent permitted by law, if the balance in a particular Participant Account does not exceed the “applicable involuntary cashout threshold” after the earlier of the Participant’s Termination or death, and installment payments have not commenced, the balance will be mandatorily cashed out in a lump sum as soon as practicable, notwithstanding any distribution schedule elected by the Participant. For purposes of this paragraph, the “applicable involuntary cashout threshold” is the maximum dollar threshold that a Plan may apply under law (including Treasury Regulations and guidance that may change from time to time) to cash out Participants and Beneficiaries irrespective of their elected distribution schedules. If the law permits an involuntary cash out of Accounts but does not provide a stated maximum involuntary cashout threshold, the Plan threshold will be $25,000.

(3)

To the extent permitted by law, a Participant or Beneficiary may request acceleration of payout of all or a portion of the Participant Account to a date or dates sooner than elected in the case of unanticipated severe financial hardship beyond the control of the Participant or Beneficiary. Such payment will be made at the sole discretion of the Administrator. Any such accelerated payout will be limited to the amount deemed necessary by the Administrator to alleviate or remedy the Participant’s or Beneficiary’s financial hardship.

(m)

A Participant may only change an In-Service or Post-Service distribution election form of payment or schedule if permitted under applicable law and under the Plan. Other than as may be permitted under Section 4(l)(2) of the Plan, a Participant may not accelerate receipt of a distribution.

(n)

Payouts of Participant Accounts will be made only in cash by check (or by other method approved by the Administrator) and will not be made by payment in BP p.l.c. American Depositary Shares (“ADSs”) or other securities.

(o)

Notwithstanding anything contained herein to the contrary, the Administrator may, in his sole discretion, determine that an election to defer Compensation hereunder is invalid and without effect for all purposes if such deferral election will not, as of the award date with respect to the deferral of Incentive Compensation or pay date with respect to the deferral of Base Pay, result in the recognition of the deferral under U.S. income tax laws or the income tax laws of any non-U.S. jurisdiction where such eligible employee is taxable on account of an expatriate assignment with the BP Group.

5.	PARTICIPANT ACCOUNTS

The Administrator will maintain records which reflect each Participant’s deferrals, hypothetical gains and losses applying to such deferrals based on the applicable Investment Options and distributions made from the Account. The Administrator will maintain separate subaccounts under a Participant Account as he determines appropriate for proper administration, including, but not limited to In-Service Deferrals, Post-Service Deferrals, Investment Options, and elements of Compensation deferred with respect to a particular Class Year.

6.	PAYMENT OF DEFERRED COMPENSATION

(a)

Except as provided in Section 12, each Participant is entitled to receive the value of his Participant Account at the date of distribution (less taxes, if any, required to be withheld by the federal or any state or local government and paid over to such government for the Participant) in accordance with such Participant’s election(s).

(b)

If installments are elected, the amount of the payment will be a fraction of the balance in the Participant Account as of the day preceding each payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

7.	UNFUNDED OBLIGATION OF BP

Obligations to make payments to Participants under this Plan are unsecured, general obligations of BP. Notwithstanding the foregoing, payments under this Plan may be made from the general funds of Participating Employers, BP, or any affiliate of BP. No special or separate fund will be established and no other segregation of assets will be made to assure the payment of any deferrals or earnings thereon. Nothing contained in this Plan and no action taken pursuant to its provisions, creates or should be construed to create a trust or escrow of any kind or a fiduciary relationship between BP or any of its Affiliates and any other person. To the extent a Participant or any other person has a right to receive payments under this Plan such right ranks parri passu with other unsecured and unsubordinated indebtedness of BP.

8.	NON-ASSIGNABILITY

The right of a Participant to receive any unpaid portion of the Participant Account may not be voluntarily or involuntarily assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation, except as provided in Section 12.

9.	ADMINISTRATION

The Administrator has the sole discretionary authority to adopt rules, regulations and procedures for carrying out this Plan, to interpret and implement its provisions and to grant or deny any and all claims hereunder. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent he deems expedient to carry it into effect. The Administrator’s determinations are final and binding on all persons. The Administrator may delegate to other persons the responsibility of performing operational and ministerial acts in furtherance of the Plan’s purposes, but only the Administrator may act on any aspect of the Plan affecting (a) any officer or director of the Company who is an employee of the Company or (b) any employee to whom the Administrator delegates authority with respect to the Plan. However, any action that would otherwise result in self-approval on the part of the Administrator with regard to participation in the Plan requires approval by the Board of Directors. Subject to Section 10, the determinations of the Administrator with regard to all Plan matters are final and conclusive.

10.	AMENDMENT AND TERMINATION

This Plan may at any time be amended by the Administrator or any officer of the Company or BP Group designated by the Board of Directors as having such authority, subject to such restrictions and conditions on such rights as the Board of Directors may impose. The Plan may at any time be amended or terminated by the Board of Directors or BP. Except as may be required by applicable law, no amendment or termination will, without the consent of a Participant, adversely affect such Participant’s balance credited to his Participant Account on the effective date of such amendment or termination.

11.	NO EMPLOYMENT RIGHTS CONFERRED

Nothing contained in the Plan (a) confers upon any employee any right with respect to continuation of employment with any Participating Employer or the BP Group, (b) interferes in any way with the right of any Participating Employer or the BP Group to terminate any employee’s employment at any time, or (c) confers upon any employee or other person any claim or right to any distribution under the Plan except in accordance with its terms.

12.	WITHHOLDING/RIGHT OF OFFSET

All accounts, payments or distributions under the Plan are subject to all such income and employment taxes as are required, in the judgment of the Administrator, to be withheld, deducted, or collected by such Participating Employer under applicable federal, state, local or other laws then in effect.Such taxes may also include hypothetical taxes and related amounts under the BP Group’s tax policies (as amended from time to time) for expatriates and secondees. The Participating Employer may collect any debt, obligation, tax or liability owed by the Participant to the Participating Employer, as determined in the sole discretion of such Participating Employer, by any of the following means:

(a)	withholding from payroll;

(b)	collecting payment by check;

(c)	deducting from the person’s Participant Account; or

(d)	deducting from the net proceeds payable to a Participant, his

Beneficiary, or other personal representative.

13.	OTHER DEFERRED COMPENSATION PLANS

Other deferred compensation plans of the Company will continue in effect until such time as they may be terminated by the Board of Directors; provided, that (a) no further amount may be deferred pursuant to any such plan after so determined in writing by the Board of Directors, (b) the Board of Directors may provide that any amounts deferred under any such plan may be credited to Participant Accounts under the Plan subject to the provisions of such other plan, and (c) the Board of Directors may determine such other conditions as it may deem appropriate to effect the transition from such plans to the Plan.

14.	CONSTRUCTION

Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they are to be construed as though they were also used in the feminine gender, and vice versa; wherever any words are used herein in the singular form, they are to be construed as though they were in the plural form, and vice versa.

Executed this 14th day of October, 2004.

BP Corporation North America Inc.

By: /s/ Simon Drysdale
Senior Vice President - Human Resources

FIRST AMENDMENT

OF

BP DEFERRED COMPENSATION PLAN II

(Effective for elections to defer compensation with respect to services performed after December 31, 2004)

WHEREAS, BP Corporation North America Inc. (the “Corporation”) sponsors the BP Deferred Compensation Plan II (the “Plan”);

WHEREAS, amendment of the Plan is now considered desirable; and

WHEREAS, pursuant to the power delegated to the Administrator under Section 10 of the Plan, the President of the Corporation, as Administrator, has the authority to amend the Plan;

NOW, THEREFORE, the President of the Corporation, hereby amends the Plan with respect to amounts accrued and/or vested after December 31, 2004, by incorporating the attached participant communication entitled “BP Deferred Compensation Plan II Overview & 2006 Plan Year – Enrollment Guide” into the Plan as a part thereof.

* * * * *

I, Ross J. Pillari, President of the Corporation, hereby approve and adopt the foregoing amendment to the Plan.

Dated this 14th day of March, 2006.

/s/ Ross J. Pillari
President BP Corporation North America Inc.

AUTHORIZATION and amendment

WHEREAS, BP Corporation North America Inc. (the “Corporation”) sponsors the BP Deferred Compensation Plan-II (“Plan”);

WHEREAS, in accordance with resolutions of the Corporation’s Board of Directors effective September 20, 2004, I, Patricia Miller, as Vice President, Human Resources of the Corporation, am authorized to act as the plan administrator of the BP Employee Savings Plan, and am therefore under the Plan, the Administrator and a “Designated Officer” of the Plan, with authority to amend the Plan.

NOW THEREFORE, pursuant to my authority as Designated Officer of the Plan, I hereby amend the Plan as follows:

1. Effective September 8, 2006, no initial base salary deferrals are permitted pursuant to to Section 2(t)(2) of the Plan.

* * * * *

BP CORPORATION NORTH AMERICA INC.

By:	/s/ Patricia Miller
Patricia Miller Vice President, Human Resources

Date:	September 11, 2006